Exhibit 99.1

INTERVAL LEISURE GROUP ACQUIRES VACATION RESORTS INTERNATIONAL

Miami, Florida, February 29, 2012 — Interval Leisure Group (ILG) (Nasdaq: IILG) today announced that it has acquired Vacation Resorts International (VRI). Terms of the transaction were not disclosed.

“With the acquisition of VRI and ILG’s existing management interests, Interval Leisure Group becomes the largest independent provider of resort and homeowner association management services to the shared ownership industry. ILG companies now deliver these services to more than 180 timeshare resort and club locations and 325,000 owner families,” said Craig M. Nash, chairman, president, and chief executive officer of Interval Leisure Group. “The purchase supports our strategic focus on asset-light, fee-for-service businesses and further positions us as a leading source for shared ownership management and membership expertise.”

About Vacation Resorts International

Headquartered in Laguna Hills, California, Vacation Resorts International (VRI) provides resort and homeowner association management services to the shared ownership industry. VRI has four regional offices and manages more than 140 resort and club locations in North America for the approximately 250,000 families who own at VRI-managed properties. The VRI team has built its success as a team dedicated to “Perfecting the Art of Hospitality” for 30 years.

About Interval Leisure Group

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. ILG is headquartered in Miami, Florida, and has more than 2,800 employees worldwide.

The company’s primary business segment is Membership and Exchange, which offers travel and leisure-related products and services to approximately 2 million member families who are enrolled in various programs. Interval International, the segment’s principal business, has been a leader in vacation ownership exchange for 35 years. With offices in 15 countries,  it operates the Interval Network of more than 2,600 resorts in over 75 nations. ILG delivers additional opportunities for vacation ownership exchange through its Trading Places International (TPI) and Preferred Residences networks.

ILG also has a Management and Rental business segment that includes Aston Hotels & Resorts and TPI. These businesses provide hotel, condominium resort, timeshare resort, and homeowners’ association management, as well as vacation rental services, to travelers and property owners at more than 60 locations in North America.

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Investor Contact:

Jennifer Klein, Investor Relations

305-925-7302

Jennifer.Klein@iilg.com

Media Contact:

Christine Boesch, Corporate Communications

305-925-7267

Chris.Boesch@intervalintl.com